Exhibit 23.3

Shinhan Accounting Corporation 8th FL, 8, Uisadang-daero Yeongdeungpo-gu,Seoul, 07236, Korea Telephone: 82-2-782-9940 Telefax: 82-2-782-9941 www.rsm.global/korea

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated September 23, 2024 with respect to our audit of the consolidtated financial statements of OSR Holdings Co., Ltd. and its Subsidiaries as of December 31, 2023 and 2022, and for the years then ended, which is contained in that Prospectus.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ RSM Shinhan Accounting Corporation

Shinhan Accounting Corporation

Seoul, Korea

November 8, 2024